Reliance Real Estate Trust, LLC 1/A

Exhibit 21.1

Reliance Property Group, LLC is 100% owner of the following entities:

1.	Amberidge Apartments of Roseville, Ltd. (OH)*

2.	Ashgrove Apartments of Jefferson County, Ltd. (KY)*

3.	Beckford Place Apartments of the Plains, Ltd. (OH)*

4.	Camelia Court Apartments of Columbus, Ltd. (OH)*

5.	Camelia Court Apartments of Columbus, II, Ltd. (OH)*

6.	CRSI SPV 59, LLC (DE)**

7.	CRSI SPV 96, LLC (DE)**

8.	Elmwoods Apartments of Marietta, Ltd. (L.P.) (GA)*

9.	Empirian Carleton Court, LLC (DE)**

10.	Forsythia Court Apartments of Columbus, Ltd. (OH)*

11.	Hayfield Park Apartments of Boone County, Ltd. (KY)*

12.	Meadowood Apartments of Warrick County, Ltd. (OH)*

13.	River Glen Apartments of Reynoldsburg, II, LLC**

14.	Slate Run Apartments of Bedford, Ltd. (OH)*

15.	Tabor Ridge Apartments, LLC**

16.	Willowood Apartments of Frankfort, Ltd. (KY)*

17.	Willowood Apartments of Frankfort, II, Ltd. (KY)*

18.	Wood Trail Apartments of Newnan, Ltd. (L.P.) (GA)*

*All limited partnerships are owned 1% by Reliance GP 2, LLC, as general partner, and 99% by Reliance LP, LLC, as limited partner, which are in turn each owned 100% by Reliance Property Group, LLC.

**All limited liability companies are owned 100% by Reliance Pool B, LLC, which is in turn owned 100% by Reliance Property Group, LLC.